Exhibit (e)(1)(ii)
Underwriting Agreement for:
BB&T FUNDS
Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of BB&T AM Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., BB&T FUNDS (the “Trust”), on behalf of each series thereof (each a “Fund”), BB&T AM DISTRIBUTORS, INC. (the “Distributor”), and BB&T ASSET MANAGEMENT, INC. hereby enter into this Underwriting Agreement on terms identical (except as noted below) to those of the Underwriting Agreement between the parties effective as of April 23, 2007, as amended, including any and all Exhibits thereto (the “Existing Agreement”). Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.
Unless sooner terminated as provided herein, this Agreement shall continue for an initial term ending October 31, 2011, and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of a Fund, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust (or any Fund, with respect to such Fund), or by the Distributor. This Agreement may be terminated with respect to one or more Funds by vote of such Fund or Funds in accordance with the terms of this Agreement, or with respect to the entire Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).
Matters Relating to the Trust as a Massachusetts Business Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.
[Remainder of page intentionally left blank]

Exhibit (e)(1)(ii)
     IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

BB&T FUNDS

By:	/s/ E.G. Purcell III
Name:	E.G. Purcell III
Title:	President
Date:	June 23, 2010

BB&T AM DISTRIBUTORS, INC.

By:	/s/ Tom Deck
Name:	Tom Deck
Title:	President
Date:	June 28, 2010

BB&T ASSET MANAGEMENT, INC.

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	V.P. BB&T Asset Management, Inc.
Date:	June 23, 2010